Exhibit (b)1
ROYAL BANK OF CANADA
One Liberty Plaza
New York, New York 10006-1404
     Highly Confidential
April 13, 2010
U.S. Renal Care, Inc.
2400 Dallas Parkway, Suite 350
Plano, TX 75093
Attention: Chris Brengard, Chief Executive Officer
Project Terrapin
Commitment Letter
Ladies and Gentlemen:
          You have advised Royal Bank of Canada (“Royal Bank”) and RBC Capital Markets** (“RBCCM” and, together with Royal Bank, “we” or “us”) that (a) a wholly-owned subsidiary (“USRC Sub”) of U.S. Renal Care, Inc. (“you”, the “Borrower” or the “Company”), intends to enter into a merger agreement (the “Merger Agreement”) with a public corporation identified to us as “Terrapin” (the “Target”), to acquire by merger (the “Merger”) all of the capital stock of the Target, it being understood that you will commence such Merger by way of a tender offer for a majority of the capital stock of the Target (the “Tender Offer”), and (b) upon consummation of the Merger, USRC Sub will merge with and into the Target. Consideration for the Merger will be comprised, in part, of a combination of cash on hand of the Company, the proceeds of equity of the Company (with any preferred equity to be on terms reasonably acceptable to us) issued to its existing equity holders in an aggregate principal amount equal to $25.0 million (the “Equity Contribution”) and the debt financings contemplated below.
          In addition, you have proposed to Royal Bank and RBCCM that, in connection with the consummation of the Tender Offer and the Merger, the Borrower will require a package of financings as follows:
(a)	the Borrower will enter into senior secured credit facilities in an aggregate principal amount of up to $155.0 million (the “Senior Credit Facilities”) comprised of a (i) term loan facility in a total principal amount of up to $125.0 million and (ii) revolving credit facility in a total principal amount of up to $30.0 million; and

(b)	the Borrower will enter into a senior subordinated unsecured term facility in an aggregate principal amount of up to $47.5 million (the “Senior Subordinated

**	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.
Project Terrapin — Commitment Letter

Term Facility” and, together with the Senior Credit Facilities, the “Credit Facilities”).
     The Merger, the Tender Offer, the Equity Contribution, the entering into and borrowings under the Credit Facilities by the parties described herein, the refinancing of certain existing debt and the other transactions contemplated hereby to be entered into and consummated in connection with the Merger are herein referred to as the “Transactions.”
     Accordingly, based upon the foregoing and subject to the terms and conditions set forth below, Royal Bank and RBCCM are pleased to provide their commitments as follows:
     1. Commitment. Royal Bank (acting alone or through or with affiliates selected by it, provided that Royal Bank shall remain ultimately liable to make the commitment hereunder available on the date of consummation of each of the Transactions) hereby commits to provide to the Borrower 100% of the Senior Credit Facilities upon the terms and subject to the conditions set forth herein and in the Senior Credit Facilities Summary of Terms and Conditions attached hereto as Exhibit A (and incorporated by reference herein) (the “Senior Term Sheet”), and upon the terms set forth in the Fee Letter among us and you dated the date hereof (the “Fee Letter”). Royal Bank (acting alone or through or with affiliates selected by it provided that Royal Bank shall remain ultimately liable to make the commitment hereunder available on each of the Initial Funding Date (as defined in Exhibit A) and the Final Funding Date (as defined in Exhibit A)) hereby also commits to provide to the Borrower 100% of the Senior Subordinated Term Facility upon the terms and subject to the conditions set forth herein and in the Senior Subordinated Term Facility Summary of Terms and Conditions attached hereto as Exhibit B (and incorporated by reference herein) (the “Senior Subordinated Term Sheet” and, together with the Senior Term Sheet, the “Term Sheets”), and upon the terms set forth in the Fee Letter.
     2. Appointment of Roles. You hereby appoint (a)(i) RBCCM (acting alone or through or with affiliates selected by it) to act as sole lead arranger and sole bookrunning manager (in such capacity, the “Senior Lead Arranger”) and (ii) Royal Bank (acting alone or through or with affiliates selected by it) to act as sole administrative agent (in such capacity, the “Senior Administrative Agent”) for the Senior Credit Facilities and (b)(i) RBCCM (acting alone or through or with affiliates selected by it) to act as sole lead arranger and sole bookrunning manager (in such capacity, the “Senior Subordinated Term Lead Arranger” and, together with the Senior Lead Arranger, the “Lead Arranger”) and (ii) Royal Bank (acting alone or through or with affiliates selected by it) to act as sole administrative agent (in such capacity, the “Senior Subordinated Term Administrative Agent” and, together with the Senior Administrative Agent, the “Administrative Agent”) for the Senior Subordinated Term Loans. It is understood and agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by the Term Sheets or the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.
     3. Syndication. Royal Bank reserves the right, prior to or after the execution of the definitive documentation for each of the Credit Facilities (the “Loan Documents”), but following the public announcement of the Merger, to syndicate all or a portion of Royal Bank’s commitments hereunder to one or more financial institutions or other lenders reasonably acceptable to you (together with Royal Bank, the “Lenders”) and you agree to provide the Lead Arranger with a period of at least 20 consecutive business days (or such shorter period as we may reasonably agree) following the date that is three consecutive days after delivery of all required information for the preparation of the confidential information memorandum from management of the Company (the “Syndication Launch Date”) and immediately prior to the Initial Funding Date to syndicate the Credit Facilities. Notwithstanding Royal Bank’s right to syndicate the Credit Facilities and receive commitments with respect thereto, (a) no
Project Terrapin — Commitment Letter

assignment of commitments by Royal Bank on or prior to the Initial Funding Date or the Final Funding Date, as applicable, shall reallocate, reduce or release Royal Bank’s obligation to fund its entire commitment in the event any assignee of Royal Bank shall fail to do so on the Initial Funding Date or the Final Funding Date, as applicable, and (b) Royal Bank shall retain exclusive control over all rights and obligations with respect to its commitment, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Initial Funding Date has occurred, except in each case to the extent that the Company agrees in writing.
     You understand that each of the Credit Facilities will be separately syndicated, and you agree, until the earlier of (a) a “Successful Syndication” (as defined in the Fee Letter) and (b) the date that is 60 days following the Final Funding Date, to actively to assist us in completing the syndications reasonably satisfactory to the Lead Arranger. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships, (b) direct contact between your senior management and representatives, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between the senior management, representatives and non-legal advisors of the Target, on the one hand, and the proposed Lenders, on the other hand), (c) your assistance (including the use of commercially reasonable efforts to cause the Target and your and their subsidiaries and representatives to, assist) in preparation of customary confidential information memoranda and other customary marketing materials to be used in connection with the syndication and (d) the hosting, with the Lead Arranger, of one or more conference calls with or meetings of prospective Lenders at times and locations mutually agreed upon. You also agree to use, upon the request of the Lead Arranger, your commercially reasonable efforts to cause the Credit Facilities to be rated by each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard and Poor’s Ratings Service (“S&P”) and to use commercially reasonable efforts to obtain a corporate and corporate family rating, as applicable, for the Borrower from each of S&P and Moody’s (in each case, taking into account the Transactions) prior to the Initial Funding Date and to participate in a customary manner in the process of securing such ratings. Without limiting your obligations to assist with syndication efforts as set forth above, Royal Bank agrees that none of the commencement of such syndication, the completion of such syndications or obtaining a debt, corporate or credit family rating is a condition to its commitment hereunder.
     The Lead Arranger will manage, in consultation with you all aspects of the syndication, including, without limitation, selection of Lenders, determination of when the Lead Arranger will approach potential Lenders and the time of acceptance of the Lenders’ commitments, any naming rights, the final allocations of the commitments among the Lenders (which are likely not to be pro rata across the Credit Facilities among Lenders) and the amount and distribution of fees among the Lenders. To assist the Lead Arranger in its syndication efforts, you agree promptly to prepare and provide to the Lead Arranger (and to use commercially reasonable efforts to cause the Target to, provide to the Lead Arranger) all customary information with respect to you, the Target and your and their subsidiaries and the Transactions, including, without limitation, all financial information and projections of the Target covering a period of at least seven years following the Initial Funding Date (including financial estimates, forecasts and other forward-looking information, the “Projections”), that the Lead Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facilities.
     You agree, at the request of the Lead Arranger, to assist in the preparation of versions of the confidential information memoranda (and related marketing materials) and presentations to be used in connection with the syndication of each of the Credit Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company, the Target, their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender
Project Terrapin — Commitment Letter

Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. You further agree that each document to be disseminated by the Lead Arranger to any Lender in connection with the Credit Facilities will, upon the request of the Lead Arranger, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information.
     4. Fees. As consideration for and a condition precedent to our commitments hereunder and our undertakings to arrange, manage, structure and syndicate the Credit Facilities, you agree to pay to us the fees set forth in the Fee Letter.
     5. Conditions. Our commitments and undertakings hereunder are also subject to (a) there not having occurred, since the date of the most recent audited financial statements of the Target, a “Company Material Adverse Effect” (as defined in the Merger Agreement); (b) our being satisfied that, after the date hereof and prior to the Initial Funding Date, there shall be no competing issues of debt securities or commercial bank or other credit facilities of you, any holding company owning you, directly or indirectly, the Target or your or its subsidiaries being offered, placed, announced or arranged; (d) your compliance with the terms of this Commitment Letter and (d) satisfaction of the conditions set forth on Exhibit C hereto.
     Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Credit Facilities on each of the Initial Funding Date and the Final Funding Date shall be (A) such of the representations made by the Target in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of such representations and warranties is a condition to your obligation to consummate the Merger under the Merger Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Credit Facilities (to the extent otherwise available under the terms of the Term Sheets) on the Initial Funding Date if the conditions set forth herein and in the Term Sheets are satisfied (it being understood that, to the extent any Collateral (other than the pledge and perfection by delivery of the security interest in the equity interests of subsidiaries of the Borrower (to the extent required under the Term Sheets) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Initial Funding Date after your use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Initial Funding Date but shall be required to be delivered after the Initial Funding Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower set forth in the Term Sheets relating to corporate existence, power and authority, the due authorization, execution, delivery and enforceability of the Loan Documents, solvency, Federal Reserve margin regulations, Investment Company Act and the validity, priority and perfection of security interests in the Collateral (subject to the parenthetical in clause (ii) above).
     6. Information. You hereby represent and warrant that (a) to the best of your knowledge, all written information, other than the Projections and information of a general economic or industry nature (the “Information”) that has been or will be made available to Royal Bank by or on behalf of you or any of your representatives or affiliates, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, as the case may be, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made after giving effect to all supplements thereto and (b) the Projections that have been made or will be made available to Royal Bank by or on behalf of you or any of your representatives or affiliates and that
Project Terrapin — Commitment Letter

have been or will be made available to us or any Lender in connection with the Transactions have been or will be, as the case may be, prepared in good faith based upon assumptions believed by you to be reasonable at the time so made available (it being understood that such Projections are not to be viewed as facts, the actual results during the period or periods covered by such Projections may differ from the projected results and that such differences may be material). You agree to supplement the Information and the Projections from time to time until the earlier of a Successful Syndication (as defined in the Fee Letter) and the date that is 60 days following the Final Funding Date, so that the representation and covenant in the preceding sentence each remains correct, in all material respects. In arranging the Credit Facilities, including the syndications of the Credit Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.
     7. Expenses. You agree, if the Initial Funding Date occurs, to pay or reimburse Royal Bank and RBCCM for all reasonable out-of-pocket costs and expenses (including, without limitation, expenses of Royal Bank’s and RBCCM’s due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel identified in the Term Sheets and of local counsel (not to exceed one counsel in any jurisdiction)) incurred by each Lead Arranger or its affiliates (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Loan Documents and any security arrangements in connection therewith. You further agree to pay all costs and expenses of Royal Bank and its affiliates (including, without limitation, reasonable fees and disbursements of counsel described above) incurred in connection with the enforcement of any of its rights and remedies hereunder. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.
     8. Indemnification. You agree to indemnify and hold harmless Royal Bank and our affiliates and our and their officers, directors, employees, agents and controlling persons (Royal Bank and each such other person being an “Indemnified Person”; and such affiliates, officers, directors, employees, agents and controlling persons of any such Indemnified Person are referred to herein as its “related parties”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Transactions and the other transactions contemplated hereby, the Credit Facilities, the use of proceeds thereof or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your affiliates, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by a single counsel to the Indemnified Persons, taken as a whole (except in the case of an actual or perceived conflict in which case, the reasonable legal expenses of one additional counsel to the Indemnified Persons, taken as a whole, shall be reimbursed), provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct, bad faith or gross negligence of, or material breach of its obligations under this Commitment Letter or the Loan Documents by, such Indemnified Person or any of its related parties or to any disputes solely between or among the Indemnified Persons and not arising from any act or omission of you or your affiliates. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its related parties and (ii) no party hereto or any Indemnified Person shall be liable for any special, indirect, consequential or punitive damages in connection with its activities related to the Credit Facilities.
Project Terrapin — Commitment Letter

     You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
     In the event that an Indemnified Person is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your subsidiaries or affiliates in which such Indemnified Person is not named as a defendant, you agree to reimburse such Indemnified Person for all reasonable out-of-pocket expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel (which shall be limited to a single counsel).
     9. Confidentiality. You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter and the Term Sheets and the contents thereof, or the activities of the Lead Arranger pursuant hereto or thereto to any person without prior written approval of the Lead Arranger, except that you may disclose (a) the Commitment Letter, the Term Sheets, the Fee Letter and the contents hereof and thereof (i) to any equity holder and to your and any equity holder’s officers, directors, agents, employees, attorneys, accountants and advisors directly involved in the consideration of this matter on a confidential and need-to-know basis and (ii) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, regulation or compulsory legal process (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof), (b) this Commitment Letter, the Term Sheets and the contents hereof and thereof (and, after your acceptance of the terms hereof and of the Fee Letter and return of executed signature pages hereto and thereto, the Fee Letter and the contents thereof on a redacted basis, with such redaction to be reasonably acceptable to the Lead Arranger) to the Target and its officers, directors, employees, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential and need-to-know basis, (c) the existence and contents of the Term Sheets to any rating agency in connection with the Transactions and (d) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheets in any prospectus or offering memorandum in connection with the Equity Contribution or in connection with any public filing or prospectus in connection with the Tender Offer, the Merger or the financing thereof. Further, we shall be permitted to use information related to the syndication and arrangement of the Credit Facilities in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications. You agree that you will permit us to review and approve (which approval shall not be unreasonably withheld) any reference to Royal Bank or any of our affiliates in connection with the Credit Facilities or the Transactions contained in any press release or similar public disclosure prior to public release.
     You acknowledge that Royal Bank and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise (but not in the capacity of lead arranger, agent or lender for any new financing of a competing bidder for the Merger incurred for such purpose). Royal Bank and its affiliates will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of its other relationships with you in connection with the performance by them and their affiliates of services for other companies, and Royal Bank and its affiliates will not furnish any such information to other companies. By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer. You also acknowledge that
Project Terrapin — Commitment Letter

Royal Bank and its affiliates have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Company or your or its subsidiaries, confidential information obtained by Royal Bank and its affiliates from other companies. You hereby acknowledge and agree that in connection with all aspects of the Transactions, you and Royal Bank and any of its affiliates through which Royal Bank may be acting (each a “Transaction Affiliate”) have an arm’s length business relationship that creates no fiduciary duty on the part of Royal Bank or any Transaction Affiliate and each expressly disclaims any fiduciary relationship. Royal Bank has not provided any legal, accounting, financial advisory, regulatory or tax advice with respect to the Transactions and the other transactions contemplated by this Commitment Letter and the Term Sheets and you have consulted with your own legal, accounting, financial advisory, regulatory and tax advisors to the extent you have deemed it appropriate to do so.
     10. Termination. Our commitments and undertakings hereunder shall terminate in their entirety automatically without further notice or action by us on the earliest of (a) on the date that is 180 days following the date of your acceptance of this Commitment Letter if the Loan Documents are not executed and delivered by the Borrower and the Lenders by such date, (b) the Initial Funding Date, and (c) the date on which the Merger Agreement terminates or expires or the date on which the Merger is abandoned.
     The Indemnification, Expenses, Syndication, Governing Law, Waiver of Jury Trial, etc. and Confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of the Credit Facilities and (b) confidentiality of the Fee Letter shall automatically terminate and be superseded by the provisions of the Loan Documents upon the execution and delivery thereof, and you shall automatically be released from all liability hereunder in connection therewith at such time.
     11. Assignment; etc. This Commitment Letter and our commitments and undertakings hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this paragraph shall prohibit us (in our sole discretion), subject to the terms of this Commitment Letter, from granting participations in, or selling assignments of all or a portion of, the commitments or the advances under the Credit Facilities. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons, except that Royal Bank may perform the duties and activities described hereunder through any of its affiliates and the provisions of the third preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.
     12. Governing Law; Waiver of Jury Trial; etc. This Commitment Letter and the Fee Letter shall be governed by and construed in accordance with the laws of the State of New York, and together constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Commitment Letter, the Fee Letter each element of the Transactions or the performance by us or any of our affiliates of the services contemplated hereby. In addition, with respect to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of any of the parties
Project Terrapin — Commitment Letter

hereunder, the parties hereto hereby irrevocably (a) submit to the exclusive jurisdiction of any New York State or Federal court sitting in New York, New York; (b) agree that all claims with respect to such action or proceeding may be heard and determined in such New York State or Federal court; (c) waive the defense of any inconvenient forum to such New York State or Federal court; (d) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law; (e) to the extent that any party hereto or its properties or assets have or hereafter may have acquired or be entitled to immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution of a judgment or from execution of a judgment or otherwise), for itself or its properties or assets, agree not to claim any such immunity and waive such immunity; and (f) consent to service of process by mailing or delivering a copy of such process at its address set forth on the first page of this letter and agree that such service shall be effective when sent or delivered.
          13. Amendments; Counterparts; etc. No amendment or waiver of any provision hereof, the Fee Letter or of the Term Sheets shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Term Sheets and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or in “pdf” or similar format by electronic mail) shall be effective as delivery of a manually executed counterpart of this Commitment Letter.
          14. PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be extended and in effect from time to time, the “PATRIOT Act”), each of Royal Bank and RBCCM is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow Royal Bank and RBCCM to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to Royal Bank, RBCCM and each Lender. You hereby acknowledge and agree that Royal Bank and RBCCM shall be permitted to share any or all such information with the Lenders.
          15. Public Announcements; Notices. We may, subject to your prior written consent (not to be unreasonably withheld, delayed or conditioned), at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder. Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (a) you, at your address set forth on page one hereof; and (b) Royal Bank and RBCCM, at 3 World Financial Center, 200 Vesey Street, 12th Floor, New York, NY 10281, Attention: Patrick Shields.
          If the foregoing proposal is acceptable to you, please so confirm by signing and returning to us the duplicate copy of this Commitment Letter and the Fee Letter enclosed herewith. Unless we receive your executed duplicate copies hereof and thereof by the earlier of (i) 11:59 p.m., New York City time, on the date of execution of the Merger Agreement following receipt of required amendments or waivers under the existing credit facilities of the Company and the Target in respect of the commencement of the Tender Offer and the entering into of the Merger Agreement and (ii) 5:00 p.m., New York City time, on the April 21, 2010, our commitments and undertakings hereunder will automatically expire at such time without further action or notice.
Project Terrapin — Commitment Letter

          We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours, ROYAL BANK OF CANADA
By:	/s/ Mustafa S. Topiwalla
	Name:	Mustafa S. Topiwalla
	Title:	Authorized Signatory

Accepted and agreed to as of
the date first written above:
U.S. RENAL CARE, INC.

By:	/s/ James D. Shelton
	Name:	James D. Shelton
	Title:	EVP & Chief Financial Officer

Project Terrapin — Commitment Letter

CONFIDENTIAL	EXHIBIT A
Project Terrapin
Up to $155.0 Million Senior Secured Credit Facilities
Summary of Principal Terms and Conditions
          Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.

Borrower:	U.S. Renal Care, Inc. (“USRC”).

Sole Lead Arranger and Sole Bookrunner:	RBC Capital Markets (the “Lead Arranger”).

Administrative Agent and Collateral Agent:	Royal Bank will act as the sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for the Lenders.

Transactions:	As described in the Commitment Letter.

Lenders:	Royal Bank (or one of its affiliates) and a syndicate of financial institutions and other lenders arranged by the Lead Arranger and reasonably acceptable to the Borrower (the “Lenders”).

Initial Funding Date:	The “Acceptance Time” (as defined in the Merger Agreement).

Final Funding Date:	No later than 90 days after the Initial Funding Date, on which date the Merger and the other Transactions shall be consummated, the Escrow Proceeds (as defined below) and the Senior Subordinated Escrow Proceeds (as defined in Exhibit B) are released.

Term Facility:	Senior secured term loan facility in an aggregate principal amount of up to $125.0 million (the “Term Facility”), as such amount may be adjusted pursuant to the terms of the Commitment Letter. Term Loans will be available to the Borrower in U.S. dollars.

Revolving Facility:	A senior secured revolving credit facility in an aggregate principal amount of up to $30.0 million (the “Revolving Facility”; together with the Term Facility, the “Senior Credit Facilities”). Lenders with commitments under the Revolving Facility are collectively referred to herein as the “Revolving Lenders”.

Letters of Credit:	Up to $15.0 million of the Revolving Facility will be available to the Borrower in the form of letters of credit. Letters of credit will be issued by one or more Revolving Lenders approved by the Administrative Agent and the Borrower (in such capacity, the “Issuing Banks”). Each letter of credit will be denominated in U.S. dollars and will expire not later than the earlier of (a) 12
Project Terrapin — Commitment Letter — Exhibit A

months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above). Drawings under any letter of credit shall be reimbursed by the Borrower within one business day. The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within one business day. To the extent that any Lender is in default of its obligations in respect of the Revolving Facility, the Issuing Banks may require the Borrower to cash collateralize the pro rata participation of such Lender in respect of each outstanding letter of credit.

Purpose:	The proceeds of loans under the Term Facility, together with cash on hand, the Equity Contribution and the proceeds of the Senior Subordinated Term Facility, will be used to finance the repayment of certain existing indebtedness of the Borrower, the Target and its subsidiaries, to pay the consideration in connection with the Tender Offer and the Merger, to pay for fees and expenses related to the Transactions (the “Transaction Costs”) and for general corporate purposes.

The proceeds of loans under the Revolving Facility will be used for working capital and other general corporate purposes, including financing of permitted acquisitions.

Letters of credit will be used by the Borrower for general corporate purposes of the Borrower and its subsidiaries.

Availability:	Loans under the Term Facility will be available on the Initial Funding Date in a single drawing of which (a) $85 million shall be applied to finance in part the Tender Offer and for the other purposes set forth above and (b) the remainder shall be held in escrow pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent (the “Escrow Proceeds”). The Escrow Proceeds shall be released and applied on the Final Funding Date in part to finance the Merger and to pay the fees and expenses related to the Transactions. Amounts repaid or prepaid under the Term Facility may not be reborrowed.

Loans under the Revolving Facility will be available on the Initial Funding Date in an amount to be agreed to fund original issue discount or additional upfront fees as a result of the exercise of the Lead Arranger’s flex rights under the Fee Letter; provided that any such original issue discount or upfront fees shall be disregarded for purposes of determining the leverage
Project Terrapin — Commitment Letter — Exhibit A

ratios on the Initial Funding Date. Thereafter, the Revolving Facility will be available until the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts prepaid under the Revolving Facility may be reborrowed. Letters of Credit may be issued at any time prior to date set forth in clause (b) of the first paragraph of the Section entitled “Letters of Credit”.

Interest Rates and Fees:	As set forth on Annex I hereto.

Maturity and Amortization:	The Term Facility will mature on the day that is six years after the Initial Funding Date with the amortization thereof to be payable in quarterly installments at a rate equal to 1% per annum of the original principal amount of the Term Facility.

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the Initial Funding Date.

Guarantees:	All obligations of the Borrower under the Senior Credit Facilities and any interest rate protection or other hedging arrangements entered into with a Lender or any affiliate of any Lender (collectively, the “Hedging Arrangements”), will be unconditionally guaranteed (the “Guarantees”) by each existing and each subsequently acquired or organized wholly-owned U.S. direct or indirect subsidiary of the Borrower other than immaterial subsidiaries (collectively, the “Guarantors”). The Borrower and the Guarantors are herein referred to as the “Loan Parties” and, individually, as a “Loan Party.”

Security:	The Senior Credit Facilities, the Guarantees and the Hedging Arrangements will be secured on a first priority basis (subject to permitted liens to be agreed) by (a) a perfected pledge of the equity interests of the Borrower and each wholly-owned direct or indirect subsidiary of the Borrower (limited in the case of non-U.S. subsidiaries to 100% of the non-voting interests therein and 66% of the voting interests therein, and excluding U.S. subsidiaries of non-U.S. subsidiaries) and of each Guarantor and (b) perfected security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including, subject to the following paragraph, accounts receivable, inventory, equipment, investment property, intellectual property, other general intangibles, real property and proceeds of the foregoing) (the foregoing collateral, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) motor vehicles and other assets subject to certificates of title, (ii) pledges and security interests to the extent prohibited by law or prohibited by agreements containing anti-assignment clauses not overridden by the UCC or
Project Terrapin — Commitment Letter — Exhibit A

other applicable law (provided that, at the request of the Administrative Agent, the Borrower shall use its commercially reasonable efforts to obtain the applicable consents to such pledges and security interests), (iii) leasehold interests in real property and immaterial fee interests in real property, (iv) assets subject to enforceable agreements prohibiting the granting of a security interest therein and (v) those assets as to which the Administrative Agent agrees that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby.

Facilities Documentation:	All the above-described pledges, security interests and mortgages (the “Loan Documents”), including, if applicable, an assumption agreement by the Target of USRC Sub’s obligations, shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Administrative Agent and, subject to exceptions to be agreed (including customary permitted liens); (together with the definitive credit agreement, the “Facilities Documentation”); provided, further, that the Facilities Documentation shall include the Collateral excluded pursuant to the preceding paragraph only with the consent of the Borrower.

Mandatory Prepayments:	Loans under the Term Facility shall be prepaid with:

(a) 50% (with step-downs to be agreed upon) of the Borrower’s annual Excess Cash Flow (as defined on Annex II hereto); provided that voluntary and certain mandatory prepayments of the Term Loans and, to the extent accompanied by a permanent reduction in the relevant commitment, the Revolving Loans made prior to any excess cash flow prepayment date will reduce the amount of Excess Cash Flow required to be prepaid on a dollar-for-dollar basis.

(b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including, without limitation, insurance and condemnation proceeds) in excess of an annual threshold to be agreed, subject to exceptions and reinvestment rights to be agreed upon.

(c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries after the Initial Funding Date (other than permitted debt) and subject to baskets and threshold amounts to be agreed upon.

(d) 50% of the net cash proceeds from any issuance of equity securities (other than preferred stock and stock issued to existing equity holders) in any public offering or private placement or from any capital contribution (subject to baskets, exceptions and step-downs to be agreed upon).
Project Terrapin — Commitment Letter — Exhibit A

In addition, in the event that the Final Funding Date does not occur, the Borrower will be required to prepay the outstanding aggregate principal amount of the Term Facility with 100% of the Escrow Proceeds.

The above described mandatory prepayments shall be applied to the Term Facility and to the installments thereof ratably (a) in direct order for the next succeeding 12 months and (b) thereafter, ratably to remaining installments under the Term Facility.

Voluntary Prepayments/Reductions in Commitments:	Voluntary prepayments of borrowings under the Term Facility and voluntary reductions of the unutilized portion of the Revolving Facility commitments will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR loans other than on the last day of the relevant interest period.

All voluntary prepayments under the Term Facility shall be applied as directed by the Borrower.

Representations and Warranties:	Customary for facilities and transactions of this type, to be applicable to the Borrower and the Guarantors and with appropriate exceptions and materiality qualifiers to be agreed upon, including, without limitation, financial statements (including pro forma financial statements); no material adverse change after the Initial Funding Date; corporate status; compliance with laws (including health care laws); corporate power and authority; enforceability of Facilities Documentation; no conflict with law or contractual obligations; governmental approvals; no material litigation; ownership of property; intellectual property; use of proceeds; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; consolidated solvency; accuracy of disclosure; labor matters; and creation, perfection and priority of security interests.

Conditions Precedent to Initial Borrowing:	Delivery of customary legal opinions, evidence of authority and officer’s certificates; payment of required fees and expenses; solvency certificate (with respect to the Borrower and its subsidiaries on a consolidated basis); delivery of applicable “know-your-client” and anti money laundering rules and regulations information; and delivery of evidence of insurance.

Under the Facilities Documentation, the availability of the initial borrowing under the Senior Credit Facilities will also be subject to the conditions precedent set forth in Part I of Exhibit C to the Commitment Letter.
Project Terrapin — Commitment Letter — Exhibit A

The Facilities Documentation shall not contain (a) any conditions precedent other than the conditions precedent set forth herein, in the Commitment Letter or in Exhibit C to the Commitment Letter or (b) any representation or warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter or the Exhibits thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Senior Credit Facilities.

Conditions Precedent to Release of Escrow Proceeds on Final Funding Date:	Under the Facilities Documentation, the release of the Escrow Proceeds on the Final Funding Date will be subject to (a) the conditions precedent set forth in Part II of Exhibit C to the Commitment Letter and (b) the absence of any Event of Default.

Conditions Precedent to Each Borrowing:	The making of each extension of credit under the Senior Credit Facilities, including the initial borrowing thereunder and excluding the release of the Escrow Proceeds on the Final Funding Date (but subject to the limitations set forth in the Commitment Letter), shall be conditioned upon (a) the accuracy of representations and warranties in all material respects (provided that the materiality qualification in this clause (a) shall not apply to the extent such representations and warranties are already qualified by materiality), (b) the absence of defaults or events of default at the time of, and after giving effect to the making of such extension of credit, and (c) the delivery of a borrowing notice.

Affirmative Covenants:	Customary for facilities and transactions of this type, and to include, without limitation, the following (to be applicable to the Borrower and its material subsidiaries), in each case, with customary exceptions, materiality qualifications, thresholds and other exceptions to be agreed: delivery of audited annual consolidated and unaudited consolidated quarterly financial statements, annual budgets, officers’ certificates and other information reasonably requested by the Lenders through the Administrative Agent; notices of defaults, litigation and other material events (including as to regulatory matters); payment of taxes; maintenance of existence and material rights and privileges; compliance with laws (including environmental laws, ERISA and health care laws); maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; changes in fiscal year; commercially reasonable efforts to maintain a corporate credit rating, if required (by the Initial Funding Date) by the Administrative Agent; maintenance of interest rate hedging to be agreed upon; and further assurances with respect to guarantees, security interests and related matters.

Negative Covenants:	Customary for facilities and transactions of this type, and to include, without limitation, the following (to be applicable to
Project Terrapin — Commitment Letter — Exhibit A

the Borrower and its subsidiaries), in each case, subject to the baskets set forth on Annex III hereto and customary baskets, carve-outs and qualifications and others to be agreed:
limitations on the incurrence of indebtedness (including guarantee obligations and earn-outs), with certain exceptions to be agreed upon; liens; mergers, liquidations and dissolutions; sales of assets (including sale and leasebacks); dividends, distributions and other payments (including redemptions and repurchases) in respect of equity interests; investments, acquisitions, loans and advances (including to refinance indebtedness of the Target); capital expenditures (with customary carry-over provisions); transactions with affiliates; prepayments, redemptions or repurchases of debt; or amending or otherwise modifying any documents related thereto; restrictions on the ability of subsidiaries to grant liens or to pay dividends or to make distributions; and changes in lines of business.

Financial Covenants:	The following financial covenants (with definitions and numerical calculations to be set forth in the Senior Credit Facilities Documentation and, other than with respect to the Fixed Charge Coverage Ratio (as defined below), a 20% cushion to Consolidated Adjusted EBITDA used to calculate such covenants for the applicable period from the agreed upon Company’s financial model), to be applicable to the Borrower and its subsidiaries on a consolidated basis and to be tested quarterly commencing after the completion of the first full quarter following the Final Funding Date or, in the event that the Final Funding Date does not occur, the first full quarter ending at least 90 days after the Initial Funding Date, with levels and step-ups/step-downs to be agreed upon:

(1) A maximum Total Leverage Ratio. “Total Leverage Ratio” means the ratio of Total Consolidated Indebtedness to Consolidated Adjusted EBITDA (each to be defined but in any event the definition of Consolidated Adjusted EBITDA may include adjustments and add-backs satisfactory to the Lead Arranger);

(2) A minimum Interest Coverage Ratio. “Interest Coverage Ratio” means the ratio of trailing four-quarter Consolidated Adjusted EBITDA (to be defined) to consolidated interest expense; and

(3) A minimum Fixed Charge Coverage Ratio. “Fixed Charge Coverage Ratio” means the ratio of trailing four-quarter Consolidated Adjusted EBITDA (to be defined) to Fixed Charges (to be defined). For the avoidance of doubt, for purposes of the Fixed Charge Coverage Ratio, at least a 25% cushion to Consolidated Adjusted EBITDA shall be used to calculate such financial covenant.
Project Terrapin — Commitment Letter — Exhibit A

The Escrow Proceeds and the Senior Subordinated Escrow Proceeds shall not constitute indebtedness for purposes of calculating the Total Leverage Ratio and the Interest Coverage Ratio.

For purposes of determining compliance with the Total Leverage Ratio and the Interest Coverage Ratio, a cash equity contribution in the Borrower after the Initial Funding Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA for purposes of determining compliance with the Total Leverage Ratio and the Interest Coverage Ratio at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be a period of three fiscal quarters in which no Specified Equity Contribution is made and only two Specified Equity Contributions may be made during the term of the Senior Credit Facilities, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with such financial covenant(s), (c) all Specified Equity Contributions will be disregarded for purposes of determining the availability of any baskets with respect to the covenants contained in the Facilities Documentation, and (d) in no period shall any Specified Equity Contribution account for more than 10% of Consolidated Adjusted EBITDA.

Events of Default:	Customary for facilities and transactions of this type (to be applicable to the Borrower and its subsidiaries) and to include, without limitation:
nonpayment of principal when due; nonpayment of interest, fees or other amounts after a customary grace period; material inaccuracy of representations and warranties; violation of other covenants (subject, in the case of certain such covenants, to grace periods of thirty days); cross-default and cross-acceleration to other material debt; bankruptcy events; certain pension events; material judgments; actual or asserted invalidity of any material Guarantee or material security interest; and change of control (to be defined in a manner to be agreed upon).

Voting:	Amendments and waivers of the Facilities Documentation will require the approval of Lenders (the “Required Lenders”) holding more than 50% of the aggregate amount of loans and commitments under the Senior Credit Facilities, except that (a) the consent of each Lender adversely affected thereby shall be required with respect to (i) increases in commitments, (ii)
Project Terrapin — Commitment Letter — Exhibit A

reductions of principal, interest or fees and (iii) extensions of scheduled amortization or final maturity, (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to any of the voting percentages applicable thereto, (ii) modifications of the pro rata provisions applicable thereto and (iii) releases of liens on all or substantially all of the Collateral or all or substantially all of the Guarantees (other than in connection with any sale of Collateral or of the relevant Guarantor permitted by the Facilities Documentation) and (c) the consent of the Administrative Agent and the applicable Issuing Bank will be required to amend, modify or otherwise affect the rights and duties of the Administrative Agent and such Issuing Bank, as the case may be.

The Facilities Documentation shall contain customary provisions for replacing defaulting Lenders and non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders or of all relevant Lenders directly affected thereby so long as relevant Lenders holding at least 50% of the aggregate amount of the loans and commitments under the relevant Senior Credit Facilities have consented thereto.

Yield Protection and Increased Costs:	Customary with facilities and transactions of this type, including customary tax gross-up provisions.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments with the consent of the Borrower (unless a payment or bankruptcy default or an event of default has occurred and is continuing or such assignment is to a Lender, an affiliate of a Lender or an approved fund), the Administrative Agent (unless such assignment is an assignment of a commitment or loan under a Term Facility to a Lender, an affiliate of a Lender or an approved fund) and, in the case of assignments under the Revolving Facility and each Issuing Bank, in each case not to be unreasonably withheld or delayed. Each assignment (except to other Lenders or their affiliates) will be in a minimum amount of $1,000,000. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will not be required to be pro rata among the Senior Credit Facilities.

The Lenders will be permitted to participate in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all of the Collateral or all or substantially all of the Guarantees.
Project Terrapin — Commitment Letter — Exhibit A

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arranger, the Syndication Agent and each Issuing Bank associated with the syndication of the Senior Credit Facilities and the preparation, execution, delivery and administration of the Facilities Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained with the Borrower’s consent) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arranger, the Syndication Agent, each Issuing Bank and the Lenders (including, without limitation, the fees, disbursements and other charges of counsel described herein) in connection with the enforcement of the Facilities Documentation.

The Loan Parties will indemnify the Administrative Agent, the Lead Arranger, the Syndication Agent, each Issuing Bank and the Lenders and their respective affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless from and against all costs, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of its affiliates) that relate to the Facilities Documentation, provided that no indemnified person will be indemnified for its (or any of its affiliates’, or its or its affiliates’ officers’, directors’, employees’, agents’ and controlling persons’) gross negligence, willful misconduct or material breach of its obligations under the Facilities Documentation or in connection with disputes solely between or among the indemnified persons (or their related parties) and not arising from any act or omission of the Borrower and its affiliates (except that the Administrative Agent, the Issuing Bank and the Lead Arranger shall remain indemnified acting in such capacities to the extent otherwise entitled to be indemnified).

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Lead Arranger:	Shearman & Sterling LLP (together with local counsel selected by the Administrative Agent).
Project Terrapin — Commitment Letter — Exhibit A

ANNEX I

Interest Rates:	The interest rates under the Senior Credit Facilities will be as follows:

Term Facility:

At the option of the Borrower, Adjusted LIBOR plus the Applicable Margin or ABR plus the Applicable Margin.

Revolving Facility:

At the option of the Borrower, Adjusted LIBOR plus the Applicable Margin or ABR plus the Applicable Margin.

As used herein:

“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements; provided that, “Adjusted LIBOR” shall be no less than 1.75% per annum.

“ABR” means the highest of (a) the prime rate announced or established by the Administrative Agent in the United States for U.S. dollar loans from time to time, changing effective on the date of announcement of said corporate base rate changes, (b) the Federal Funds Rate plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum. ABR shall be no less than 2.75% per annum. The prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Applicable Margin” means: (a) with respect to the Term Facility; (i) 3.75% per annum, in the case of ABR loans and (ii) 4.75% per annum, in the case of Adjusted LIBOR loans and (b) with respect to Revolving Facility, (i) until delivery of a compliance certificate pursuant to the Facilities Documentation (x) 3.75% per annum, in the case of ABR loans and (y) 4.75% per annum, in the case of Adjusted LIBOR loans and (ii) thereafter, subject to step-downs pursuant to a pricing grid based on Total Leverage Ratio.

Adjusted LIBOR borrowings may be made for interest periods of 1, 2, 3 or 6 months or a shorter period as may be agreed, as selected by the Borrower.

Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed), provided that interest on ABR loans, when based on the Administrative Agent’s prime rate, will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case calculated on the basis of the actual number of
Project Terrapin — Commitment Letter — Exhibit A

days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

Default Rate:	Upon and during the continuance of any event of default, the applicable interest rate plus 2.00% per annum and, with respect to any other amount, the interest rate applicable to ABR loans plus 2.00% per annum.

Letter of Credit Fees:	A per annum fee equal to the applicable spread over Adjusted LIBOR under the Revolving Facility in effect from time to time will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon termination of the Revolving Facility. Such fees shall be distributed to Revolving Lenders pro rata in accordance with their commitments under the Revolving Facility. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee in a percentage per annum to be agreed upon on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon termination of the Revolving Facility, and (b) the Issuing Bank’s customary issuance and administration fees.

Commitment Fee:	The Borrower shall pay a commitment fee of 0.75% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears with step-downs to be agreed upon.
Project Terrapin — Commitment Letter — Exhibit A

EXHIBIT B
CONFIDENTIAL
Project Terrapin
Up to $47.5 Million Senior Subordinated Term Facility
Summary of Principal Terms and Conditions
     Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached or the other Exhibits to the Commitment Letter.

Borrower:	U.S. Renal Care, Inc. (“USRC”).

Sole Lead Arranger and Sole Bookrunner:	RBC Capital Markets (the “Lead Arranger).

Sole Administrative Agent:	Royal Bank of Canada (the “Administrative Agent”).

Lenders:	Royal Bank (or one of its affiliates) and a syndicate of financial institutions and other lenders arranged by the Lead Arranger reasonably acceptable to the Borrower.

Senior Subordinated Term Loans:	Senior subordinated unsecured term loans (the “Senior Subordinated Term Loans”) in a principal amount of up to $47.5 million, as such amount may be adjusted pursuant to the terms of the Commitment Letter. Senior Subordinated Term Loans will be available to the Borrower in U.S. dollars.

Documentation:	Substantially consistent with, but in no event more restrictive than, the documentation governing the Senior Credit Facilities (the “Senior Loan Documents”) and reasonably acceptable to the Administrative Agent and the Lenders. The documentation for the Senior Subordinated Term Loan will include, among others, a senior subordinated loan agreement (the “Senior Subordinated Term Loan Agreement”), guarantees and other appropriate documents (collectively, the “Senior Subordinated Term Loan Documents”). The Borrower and the Guarantors (as defined below under “Guarantors”) are herein referred to as the “Loan Parties” and individually as a “Loan Party.”

Transactions:	As described in the Commitment Letter.

Availability/Purpose:	Together with proceeds derived from the Senior Credit Facilities, Senior Subordinated Term Loans will be available on the Initial Funding Date in a single drawing of which (a) $30 million shall be applied to finance in part the Tender Offer and the other Transactions and (b) the remainder shall be held in escrow pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent (the “Senior Subordinated Escrow Proceeds”). The Senior Subordinated Escrow Proceeds shall be released and applied on the Final
Project Terrapin — Commitment Letter — Exhibit B

Funding Date in part to finance the Merger and to pay the fees and expenses related to the Transactions.

Guarantors:	The Senior Subordinated Term Loans will be guaranteed on an unsecured senior subordinated basis by each subsidiary of the Borrower that guarantees the Senior Credit Facilities. Each such guarantee is herein referred to as a “Guarantee” and each such guarantor, a “Guarantor.”

Security:	None.

Ranking:	The Senior Subordinated Term Loans will be senior subordinated indebtedness of the Borrower ranking junior to all senior indebtedness of the Borrower, pari passu with other senior subordinated indebtedness of the Borrower and senior to all other indebtedness of the Borrower that is not pari passu therewith.

Maturity:	The Senior Subordinated Term Loans will mature on the date (the “Maturity Date”) that is seven years after the Initial Funding Date.

Interest Rate:	The Senior Subordinated Term Loans will bear interest at a rate per annum equal to 14.0% (of which 12.0%) shall be in cash, and 2.0% shall be paid-in-kind, with the amount thereof being capitalized and added to the principal amount of the Senior Subordinated Term Loans on each interest payment date).

Default Rate:	During the continuance of any event of default under the Senior Subordinated Term Loan Documents, all overdue obligations shall bear interest at a rate per annum equal to 16.0% (of which 12.0% shall be in cash and 4.0% shall be paid-in-kind, with the amount thereof being capitalized and added to the principal amount of the Senior Subordinated Term Loans on each interest payment date).

Interest Payment Dates:	Interest shall be payable quarterly, in arrears.

Voluntary Prepayment:	Subject to payment of any applicable Call Premium (as defined below), the Senior Subordinated Term Loans may be prepaid at any time following the second anniversary thereof in whole or in part at the option of the Borrower, in a minimum principal amount and in multiples to be agreed upon, together with accrued interest to the date of prepayment, but without premium or penalty.

Mandatory Prepayment:	To the extent not required to be prepaid (or prohibited) under the Senior Credit Facilities, the Senior Subordinated Term Loans will be required to be prepaid, subject to any applicable Call Premium (as defined below), with 100% of the net cash proceeds of all non-ordinary course asset sales or other
Project Terrapin — Commitment Letter — Exhibit B

dispositions of property by the Borrower and its subsidiaries (including, without limitation, insurance and condemnation proceeds) in excess of an annual threshold to be agreed, subject to exceptions and reinvestment rights to be agreed upon.

In addition, upon the occurrence of a Change of Control (to be defined in a manner to be agreed upon), the Borrower will be required to offer to prepay the entire aggregate principal amount of the Senior Subordinated Term Loans in cash with 100% of the outstanding principal amount thereof.

In addition, in the event that the Final Funding Date does not occur, the Borrower will be required to prepay the outstanding aggregate principal amount of the Senior Subordinated Term Facility with 100% of the Senior Subordinated Escrow Proceeds.

Each such prepayment shall be made together with accrued interest to the date of prepayment, but, except as noted below, without premium or penalty.

Call Premium:	In the event all or any portion of the Senior Subordinated Term Facility is prepaid for any reason (other than prepayment from the Senior Subordinated Escrow Proceeds as a result of the failure of the Final Funding Date to occur) after the second anniversary of the Initial Funding Date but prior to the fourth anniversary of the Initial Funding Date, such prepayments will be made at (i) 104.0% of the amount repaid if such repayment occurs on or prior to the third anniversary of the Initial Funding Date and (ii) 102.0% of the amount repaid if such prepayment occurs after the third anniversary of the Initial Funding Date, but on or prior to the fourth anniversary of the Initial Funding Date. If the Senior Unsecured Facility is prepaid or repaid as a result of acceleration or otherwise on or prior to the second anniversary of the Initial Funding Date, such repayment will be subject to a customary make-whole premium.

Conditions to Senior Subordinated Term Loans:	The making of the Senior Subordinated Term Loans shall be subject to the same conditions precedent as are set forth in Exhibit A to the Commitment Letter with respect to the Senior Credit Facilities (with references therein to the Senior Credit Facilities and the Lenders thereunder being deemed to be references to the Senior Subordinated Term Loans and the Lenders hereunder), other than with respect to collateral security, the conditions set forth in Part I of Exhibit C.

Conditions Precedent to Release of Escrow Proceeds on Final Funding Date:	Under the Facilities Documentation, the release of the Escrow Proceeds on the Final Funding Date will be subject to (a) the conditions precedent set forth in Part II of Exhibit C to the Commitment Letter and (b) the absence of any Event of Default.
Project Terrapin — Commitment Letter — Exhibit B

Representations and Warranties:	Substantially consistent with, and in no event more restrictive than, those contained in the Senior Loan Documents.

Affirmative Covenants:	Substantially consistent with, and in no event more restrictive than, those contained in the Senior Loan Documents.

Negative Covenants:	Substantially consistent with, and in no event more restrictive than, those contained in the Senior Loan Documents, subject to the baskets set forth on Annex II hereto, with additional cushions and baskets to be agreed upon from those applicable to the Senior Credit Facilities.

Financial Maintenance Covenant:	A Total Leverage Ratio and a Fixed Charge Coverage Ratio (in each case, as defined in the Senior Loan Documents), with at least an additional 10% cushion from the levels applicable to the Senior Credit Facilities. The Escrow Proceeds and the Senior Subordinated Escrow Proceeds shall not constitute indebtedness for purposes of calculating the Total Leverage Ratio.

For purposes of determining compliance with the Total Leverage Ratio and the Interest Coverage Ratio, a cash equity contribution in the Borrower after the Initial Funding Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA for purposes of determining compliance with the Total Leverage Ratio and the Interest Coverage Ratio at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be a period of three fiscal quarters in which no Specified Equity Contribution is made and only two Specified Equity Contributions may be made during the term of the Senior Credit Facilities, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with such financial covenant(s), (c) all Specified Equity Contributions will be disregarded for purposes of determining the availability of any baskets with respect to the covenants contained in the Facilities Documentation, and (d) in no period shall any Specified Equity Contribution account for more than 10% of Consolidated Adjusted EBITDA.

Events of Default:	Except as provided below, substantially consistent with, and in no event more restrictive than, those contained in the Facilities Documentation (to be applicable to the Borrower and its subsidiaries) and to include, without limitation: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a customary grace period; material inaccuracy of representations and warranties;
Project Terrapin — Commitment Letter — Exhibit B

violation of other covenants (subject, in the case of certain such covenants, to grace periods of thirty days); cross-default (other than to the Senior Credit Facilities) and cross-acceleration to other material debt; bankruptcy events; certain pension events; material judgments; actual or asserted invalidity of any material Guarantee or material security interest; and change of control (to be defined in a manner to be agreed upon).

Subordination Provisions:	The Senior Subordinated Term Loan Documents will contain subordination provisions which will include, without limitation, the following:
(i)	Events of Subordination. In the event of any insolvency or bankruptcy, any liquidation or winding up of the Loan Parties or any assignment for the benefit of creditors or other marshalling of assets of the Loan Parties, holders of Permitted Senior Debt (to be defined) shall be entitled to receive payment in full in cash or cash equivalents of all Permitted Senior Debt prior to repayment of the Senior Subordinated Term Facility (except that the Lenders may receive and retain Permitted Junior Securities (to be defined).

(ii)	Suspension of Payment. Upon the occurrence of any event of default arising from the failure to pay any amount of principal or interest under the Permitted Senior Debt, all payments or distributions of property or assets of the Loan Parties in respect of the Senior Subordinated Term Facility shall be suspended until such payment event of default has been cured or waived.

(iii)	Payment Blockage. In the case of any other event of default under the Permitted Senior Debt, upon notice (a “Payment Blockage Notice”) from the applicable representative of the holders under the Senior Credit Facilities, all payments or distributions of property or assets of the Loan Parties in respect of the Senior Subordinated Term Facility shall be suspended until the Administrative Agent shall have received notice from such representative that such event of default has been cured or waived; provided, however, that (a) no such suspension period (a “Payment Blockage Period”) shall exceed 180 days, (b) not more than one Payment Blockage Notice may be delivered in any 360-day period and (c) no event of default that existed at the time of delivery of a Payment Blockage Notice may be used as a basis
Project Terrapin — Commitment Letter — Exhibit B

for any subsequent Payment Blockage Notice.

(iv)	Subrogation. Upon the payment in full of the Permitted Senior Debt, the Administrative Agent and Lenders (together with all other holders of debt ranking pari passu with the Senior Subordinated Term Facility) shall be subrogated to the rights of the holders of Permitted Senior Debt.

Yield Protection and Increased Costs:	Customary with facilities similar to the Senior Subordinated Term Loans.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments with the consent of the Borrower (unless a payment or bankruptcy default or an event of default has occurred and is continuing or such assignment is to a Lender, an affiliate of a Lender or an approved fund), the Administrative Agent (unless such assignment is an assignment of to a Lender, an affiliate of a Lender or an approved fund), in each case not to be unreasonably withheld or delayed. Each assignment (except to other Lenders or their affiliates) will be in a minimum amount of $1,000,000. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. The Lenders will be permitted to participate in loans and commitments without restriction. Voting rights of participants will be subject to customary limitations.

Required Lenders:	Lenders having a majority of the outstanding credit exposure (the “Required Lenders”), subject to amendments of certain provisions of the Senior Subordinated Term Loan Documents requiring the consent of Lenders having a greater share (or all) of the outstanding credit exposure.

Expenses and Indemnification:	In addition to those out-of-pocket expenses reimbursable under the Commitment Letter, all reasonable out-of-pocket expenses of the Lead Arranger and the Administrative Agent (and of all Lenders in the case of enforcement costs and documentary taxes) associated with the preparation, execution and delivery of, any waiver or modification (whether or not effective) of, and the enforcement and administration of, any Senior Subordinated Term Loan Document (including the fees, disbursements and other charges of counsel for the Lead Arranger and the Administrative Agent described herein) are to be paid by the Borrower.

The Borrower will indemnify the Administrative Agent, the Lead Arranger and the Lenders and their respective affiliates, and the officers, directors, employees, affiliates, agents and controlling persons of the foregoing, and hold them harmless
Project Terrapin — Commitment Letter — Exhibit B

from and against all costs, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of its affiliates) that relate to the Transactions or any transactions related thereto, provided that no indemnified person will be indemnified for its (or any of its affiliates’, or its or its affiliates’ officers’, directors’, employees’, agents’ and controlling persons’) gross negligence, willful misconduct or material breach of its obligations under the Facilities Documentation or in connection with disputes solely between or among the indemnified persons (or their related parties) and not arising from any act or omission of the Borrower and its affiliates (except that the Administrative Agent and the Lead Arranger shall remain indemnified acting in such capacities to the extent otherwise entitled to be indemnified).

Governing Law and Forum:	New York.

Waiver of Jury Trial:	All parties to the Senior Subordinated Term Loan Documents waive right to trial by jury.

Special Counsel for Administrative Agent and Lead Arranger:	Shearman & Sterling LLP.
Project Terrapin — Commitment Letter — Exhibit B

EXHIBIT C
CONFIDENTIAL
Project Terrapin
Up to $202.5 Million Credit Facilities
Summary of Additional Conditions Precedent
          Capitalized terms used in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.
I. The borrowings under the Credit Facilities on the Initial Funding Date shall be subject to the following conditions precedent:
     1. The terms and conditions of the Tender Offer and the related tender offer documentation prepared by the Borrower shall be in form and substance reasonably satisfactory to the Administrative Agent.
     2. The Borrower shall have entered into a tender and support agreement with certain shareholders of the Target to tender at the Tender Offer bid price, no less than 23% of the capital stock of the Target.
     3. Execution of definitive financing documentation consistent with the Term Sheets and the Commitment Letter (including, without limitation, the Guarantees and Collateral to the extent required by the Commitment Letter and Term Sheets) shall have been executed and delivered to the Administrative Agent.
     4. The Equity Contribution, when taken together with cash on hand, the proceeds of the Senior Credit Facilities and the Senior Subordinated Term Facility, shall be in an aggregate amount sufficient to consummate the Tender Offer and pay all fees, costs and expenses incurred in connection with the Transactions to be consummated on and as of the Initial Funding Date.
     5. The Administrative Agent shall have received, (i) audited consolidated financial statements of the Target and its subsidiaries for the most-recently ended fiscal year for which such audited statements are available, and unaudited consolidated financial statements of the Target and its subsidiaries for any interim quarterly periods that have ended since the most recent date of such audited financial statements and at least 45 days prior to the Initial Funding Date, in each case calculated in accordance with GAAP; and (ii) a pro forma consolidated balance sheet of the Borrower as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations for the 12-month period ending on such balance sheet date, in each case adjusted to give effect to the Transactions, the other transactions related thereto and such other adjustments reasonably acceptable to the Lead Arranger.
     6. The Lead Arranger shall have received pro forma forecasts prepared by management of the Borrower, giving effect to the Transactions, of balance sheets, income statements and cash flow statements on a quarterly basis for the two years commencing with the first fiscal quarter of 2010, and on an annual basis commencing with the 2010 fiscal year through the end of the 2016 fiscal year.
Project Terrapin — Commitment Letter — Exhibit C

     7. All documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for liens permitted under the Facilities Documentation; provided, however, that this condition is subject in all respects to Section 5 of the Commitment Letter.
     8. All amounts due or outstanding in respect of any indebtedness of the Borrower and its subsidiaries or the Target and its subsidiaries (other than as permitted to remain outstanding under the Facilities Documentation) shall have been (or substantially simultaneously with the closing under the Credit Facilities, shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released.
     9. All material governmental and third party consents and approvals necessary in connection with the Transactions or the Credit Facilities shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders) and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by a competent authority; and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the Transactions or the Credit Facilities.
     10. The Lead Arranger shall be satisfied that the ratio of (a) pro forma total indebtedness of the Borrower and its subsidiaries (calculated both inclusive of the Target and its subsidiaries and exclusive of the Target and its subsidiaries) on the Initial Funding Date after giving effect to the Tender Offer to (b) pro forma Consolidated Adjusted EBITDA (for the trailing twelve-month period, calculated with adjustments reasonably acceptable to the Lead Arranger) (calculated both inclusive of the Target and its subsidiaries and exclusive of the Target and its subsidiaries), as at the end of the most recently-ended twelve-month period for which such information is available, is not greater than 4.50:1.0.
     11. The Lead Arranger shall be satisfied that the ratio of (a) pro forma senior secured indebtedness of the Borrower and its subsidiaries (calculated both inclusive of the Target and its subsidiaries and exclusive of the Target and its subsidiaries) on the Initial Funding Date after giving effect to the Tender Offer to (b) pro forma Consolidated Adjusted EBITDA (for the trailing twelve-month period, calculated with adjustments reasonably acceptable to the Lead Arranger) (calculated both inclusive of the Target and its subsidiaries and exclusive of the Target and its subsidiaries), as at the end of the most recently-ended twelve-month period for which such information is available, is not greater than 3.50:1.0.
     12. All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent, Collateral Agent, the Lead Arranger and the Lenders pursuant to the terms of the Commitment Letter and the Fee Letter shall have been paid.
     13. The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act.
II. The release of the Escrow Proceeds and the Senior Subordinated Escrow Proceeds on the Final Funding Date shall be subject to the following conditions precedent:
     1. The Administrative Agent shall have received a final executed copy of the Merger Agreement and shall be reasonably satisfied with the Merger Agreement (and all exhibits, schedules, appendices and attachments thereto) and related agreements (it being understood that the Administrative
Project Terrapin — Commitment Letter — Exhibit C

Agent is satisfied with the draft Merger Agreement dated as of April 12, 2010), and the Merger shall have been consummated, or substantially simultaneously with the Final Funding Date shall be consummated, in accordance with the Merger Agreement in the form most recently delivered to the Lead Arranger on or prior to the date hereof (and no provision of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the consent of the Lead Arranger).
     2. The Equity Contribution shall have been received and, when taken together with cash on hand, the proceeds of the Senior Credit Facilities and the Senior Subordinated Term Facility, shall be in an aggregate amount (the “Total Consideration”) sufficient to consummate the Merger and the other Transactions and pay all fees, costs and expenses incurred in connection with the Transactions as of the Final Funding Date.
     3. All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent, Collateral Agent, the Lead Arranger and the Lenders pursuant to the terms of the Fee Letter and the Loan Documents shall have been paid.
     4. The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act.
Project Terrapin — Commitment Letter — Exhibit C